Exhibit 99

FOR IMMEDIATE RELEASE

Contact:	Dustee Jenkins, Public Relations, (612) 696-3400
John Hulbert, Investor Relations, (612) 761-6627

Statement from Brian Cornell Regarding Kathee Tesija Transition

MINNEAPOLIS (June 25, 2015) -- This morning Target Corporation (NYSE: TGT) announced that Kathee Tesija, executive vice president, chief merchandising and supply chain officer will move into an advisory role effective July 6. Target chairman and CEO Brian Cornell issued the following statement:

“During Kathee’s nearly 30-year career at Target, she has earned a reputation as an outstanding merchant and business leader who has been instrumental in Target’s growth and our recent efforts to regain our momentum. Her leadership and countless contributions helped establish Target as one of America’s favorite retailers.

Over the past several months, Kathee and I have had many discussions about the business and together have decided that it is the right time for her to transition to an advisory role. In this role, she will spend the next several months contributing to key enterprise initiatives and ensuring a smooth transition of her responsibilities.

This role is critical to ensuring Target’s future success and we are conducting a comprehensive external and internal search for a new leader. On behalf of the entire Target team, I want to thank Kathee for all she has done on behalf of our company, brand and team.”

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